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                                                                    EXHIBIT 99.0



April 1, 2002




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re: Representations by Arthur Andersen LLP ("Andersen") as to the 2001 Audited Consolidated Financial Statements of @Track Communications, Inc. ("@Track")

Ladies and Gentlemen:

        In accordance with Temporary Note 3T to Article 3 of Regulation S-X, @Track has received a letter from Andersen dated April 1, 2002 regarding the audit conducted by Andersen of the 2001 consolidated financial statements of @Track and subsidiaries (the "Audit") that are included in @Track's Annual Report on Form 10-K for the year ended December 31, 2001. In the letter Andersen has represented to @Track the following:

   o the Audit was subject to Andersen's quality control system for the United States accounting and auditing practice to provide reasonable assurance that the audit engagement was conducted in compliance with professional standards; and

   o there was appropriate continuity of Andersen personnel working on the Audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen was not relevant to this Audit.


                                              Sincerely,





                                              /s/ Michael Smith,
                                              Executive Vice President and
                                              Chief Financial Officer